exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of the 25th day of May 25, 2008, between Worldwide Energy and Manufacturing USA, Inc., a Colorado corporation ("Worldwide"), and Mindy Wang.

.  Employment. Worldwide hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth. Employee’s employment shall be for a term of one year after such date, and Worldwide and Employee shall both have the right to terminate Employee’s employment at any time, with or without cause. The at-will relationship remains in full force and effect notwithstanding any statements or promises to the contrary made by Worldwide employees or set forth in any documents. This Agreement shall terminate as of the earlier of the following dates: () the death of Employee; or (b) immediately after completion of the term of one year.

2.  Compensation. For services rendered by Employee under this Agreement, Worldwide shall pay Employee such salary and additional compensation as may be agreed upon between the parties from time to time.  It is agreed that the salary will be $100,000. In regards to stock issuance Worldwide agrees to issue 0 of its restricted common stock. During the term of his employment, Employee shall also be entitled to participate in employee benefit plans or programs of Worldwide, if any, to the extent that his position, tenure, salary, age, health, and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

3.  Duties.  Employee will perform any duties as may be assigned to him by the officers of Worldwide. Employee will also be subject at all times to the policies set by the Board of Directors of Worldwide.

4.  Confidentiality.

a.

Employee acknowledges that the following items and information used in the business of Worldwide are secret, confidential, unique, and valuable and were developed by Worldwide at great cost and over a long period: (i) the whole or any portion or phase of any proprietary scientific, technical, and technological information, design, process, source code, software, procedure, formula, and improvement developed or used by Worldwide; (ii) business strategies, business plans, reports, nonpublic financial statements and projections, and statistical information of Worldwide; (iii) marketing and sales information and plans of Worldwide; (iv) pricing policies of Worldwide; (v) the identity of current and prospective clients of Worldwide, including current and future lists of clients and prospective clients of Worldwide; (vi) the terms of agreements and relationships with suppliers and clients of Worldwide; (vii) other customer information of Worldwide; and (viii) any other information designated as “confidential,” regardless of the form of such information or the manner in which it is conveyed (collectively, the "Confidential Information”). Employee will not use the Confidential Information for uses not authorized by Worldwide, and Employee will consider the Confidential Information to be confidential and secret and will not disclose any of such Confidential Information to anyone other than those employees and advisors of Worldwide who have a need to know such Confidential Information, and who are specifically instructed of the confidential nature of such Confidential Information and of their obligation to maintain confidentiality.

b.

 Upon the earlier of the termination of Employee’s employment by Worldwide or a request by Worldwide for the return of documents, disks, tapes, and other things containing such Confidential Information, Employee shall return to Worldwide all documents and such other things containing any of the Confidential Information received from Worldwide and shall make no further use of the Confidential Information for any purpose.

5.

Inventions.

a.

Employee may, during his employment, make, develop, or conceive inventions, discoveries, concepts, works of authorship, ideas, information and improvements, either patentable, copyrightable, or not, which relate to or are useful in the business or activities in which Worldwide is or may become engaged, and which may or may not also constitute Confidential Information ("Inventions").

b.

Employee agrees to disclose promptly to the executive officers of Worldwide, any Inventions that he may make, develop, or conceive during the period of his employment by Worldwide. All such Inventions shall be and remain the property of Worldwide as a “work made for hire.” To the extent that any of such Inventions are deemed not to be works made for hire, Employee hereby assigns (and agrees to assign) to Worldwide all Employee’s right, title, and interest in such Inventions and to execute all patent applications, copyright applications, assignments, and other documents, and to take all other steps necessary, to vest in Worldwide the entire right, title, and interest in and to those Inventions and in and to any patents or copyrights obtainable therefor in the United States and foreign countries.

c.

It is understood and agreed that Worldwide shall have the royalty-free right to use, or to adapt and to develop in any way all Inventions conceived or made by Employee, whether or not patentable or copyrightable, including but not limited to processes, source code, software, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, or not to use them at all should it so choose.

d.

Except as listed on Appendix A attached to this Agreement, Employee will not assert any rights to any inventions, discoveries, concepts, works of authorship, ideas, or improvements thereof or know-how related thereto, as having been made or acquired by Employee prior to being employed by Worldwide or as not otherwise covered by the terms of this Agreement.

6.

Noncompetition.

a.

If Employee’s employment with Worldwide is terminated by him or by Worldwide for any reason, Employee agrees that for a period of two years from the date of termination, Employee will not, within the geographic area within which Worldwide sells its products (the “Geographic Area”), directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (i) engage in any business whose business is competitive with, the same as, or similar to Reveal System’s business (a “Competing Business”) in the Geographic Area, (ii) hire, attempt to hire, or contact or solicit with respect to hiring any employee of Worldwide, (iii) induce or attempt to induce any client or customer of Worldwide to cease doing business with Worldwide, or (iv) solicit sales from, market, or sell any products or services to any of Worldwide’ clients or customers, unless such action, transaction, or arrangement is not in any way competitive with the products or services actually provided by Worldwide to any such client or customer.

b.

During the term of the noncompetition covenant of Subsection 6(a), the Employee will not use the Employee’s access to, knowledge of, or application of Confidential Information to perform any duty for any Competing Business; it being understood and agreed to that this Section 6(b) shall be in addition to and not be construed as a limitation upon the covenants in Section 6(a) hereof.

c.

As used in this Section 6, “Worldwide” shall include Worldwide and any of its direct or indirect subsidiaries or affiliates.

7.  Enforcement. Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration and other restrictions set forth in Sections 4, 5, and 6 of this Agreement are reasonable and essential for the protection of the proprietary rights and the other legitimate business interests of Worldwide. Employee acknowledges that he has read and understands the following Colorado law, C.R.S. Section 8-2-113, and agrees that Subsections 2(b) and 2(d) apply to this Agreement and his employment by Worldwide:

(2) Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to: *  *  *

(b) Any contract for the protection of trade secrets; * * *

(d) Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

Employee also agrees that upon any violation of such restrictions, Worldwide would suffer immediate and irreparable injury which could not be remedied in an action at law. Employee therefore agrees that upon the breach or threatened breach of such provisions by Employee, Worldwide shall have the right, in addition to any other remedy at law or equity, to obtain an immediate temporary restraining order, preliminary injunction, or other form of appropriate equitable relief.

8.  Survival.  The provisions of Sections 4, 5, 6, 7, and 9 shall survive the termination of this Agreement.

9.  Choice of Law.  This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Worldwide Energy and Manufacturing USA, Inc.,

a Colorado corporation

By: /S/ JIMMY WANG

     Jimmy Wang, CEO

Employee:

By: /S/ MINDY WANG

Signature

Mindy Wang

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